UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 9, 2008

NexMed, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

89 Twin Rivers Drive, East Windsor, New Jersey		08520
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (609) 371-8123

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

NexMed, Inc. (Nasdaq: NEXM), a developer of innovative treatments based on the NexACT® technology, announced today that on October 9, 2008, it received a letter from The NASDAQ Listing Qualifications Department providing notification that, for the last 30 consecutive business days, the bid price of its common stock has closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Capital Market under NASDAQ Marketplace Rule 4310(c)(4) (the “Rule”). In accordance with NASDAQ Marketplace Rule 4310(8)(D), NexMed has 180 calendar days, or until April 7, 2009, to regain compliance with the Rule. NexMed can regain compliance with the Rule if at any time before April 7, 2009, the bid price of its common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.

If NexMed does not regain compliance with the Rule by April 7, 2009, NASDAQ will provide written notification that the Company’s securities will be delisted from The NASDAQ Capital Market. At that time, NexMed may appeal to a NASDAQ Listing Qualifications Panel. Alternatively, in the event such delisting is based solely upon non-compliance with the Rule and NASDAQ determines that NexMed otherwise meets the initial listing criteria, set forth in Marketplace Rule 4310(c), except for the bid price requirement, NexMed will be afforded an additional 180 calendar day grace period in order to regain compliance with the Rule. If the Company fails to maintain compliance with any other listing requirements, it may be desisted for failure to meet those requirements during these periods

A copy of the press release is filed herewith as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1 Press release, dated October 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By:	/s/ Mark Westgate
Name:	Mark Westgate
Title:	Vice President and Chief Financial Officer

Date: October 14, 2008